Exhibit 10.45

English Translation of Employment Agreement

EMPLOYMENT AGREEMENT, dated on May 21, 2009, is hereby entered into by and between Fung Shek, a Hong Kong citizen with an identification number of E750805(4) (the “Executive”) and Tianjin Yayi Industrial Co., Ltd. with the executive offices at 9 Xing Guang Road, Zhong Bei Industrial Zone, Xi Qing District, Tianjin, China (the “Company”).

WHEREAS, the Company believes that the Executive is able to provide unique management services for the Company, the Company’s controlling parent company Yayi International Inc. which has been publicly traded (“Yayi International”) and their subsidiaries and affiliates (Under this Agreement, Yayi International and its subsidiaries and affiliated companies are collectively called “Yayi Group”) and intends to retain the Executive as Yayi Group’s Vice President.

WHEREAS, the Company and the Executive have reached an Agreement in writing and provided for the employment of the Executive by Yayi Group on the terms set forth herein.

IT IS AGREED:

1.	Employment, Duties and Representations

1.1

Effective as of June, 1, 2009 the Company hereby agrees to offer the employment of Vice President (“VP”) to the Executive and the Executive hereby accepts such employment subject to the terms and conditions set forth in this Agreement. During the term of this Agreement, the Executive shall make herself available to the Yayi Group to pursue its business, subject to the supervision and direction of the Board of Directors of the Company and Yayi International Inc.

1.2

The Company will employ the Executive as Yayi Group’s VP full time. The Executive shall not accept any other employment (full time/part time) that is not related to this position. The scope and responsibilities of the VP shall include the following businesses for Yayi Group:

	a.	To assist CEO in making decisions of all major operating activities, including financial, business direction, the increase and decrease of the business scope of, etc.

	b.	To assist CEO in participating in the decision-making and execute the resolutions of the board of directors.

	c.	To assist CEO in hosting the routine business activities.

	d.	To assist CEO in signing contracts or processing business.

	e	To appoint or remove senior management of the company.

	f.	To submit periodical reports of business and annual reports to the board of directors.

2.	Compensation and Benefits

2.1	Cash Compensation

The Company shall pay to the Executive an annual salary of RMB 350,000 pre tax which will be paid on a monthly basis, i.e. the monthly salary shall be RMB 29,166.67. The annual salary is comprised of base salary, housing, transportation and meals. During the employment, except for written statements given in advance, the salary shall be paid on a monthly basis. The pay date shall be the 18th of next month. If such date falls into a national holiday, such payment shall be made on the first working date after such holidays.

2.2	Insurance and Welfare

2.2.1

During the Agreement term, both Parties shall contribute various social security funds, such as pension, unemployment and work accidents as required by state, provincial and municipal regulations. Meanwhile, the Company shall periodically notify the Executive of the status for the contribution of social insurance funds.

2.2.2

The Company shall provide “Five Periods” work-related welfare (period, pregnancy, birth, lactation and menopause) for female employees and medical treatment shall the Executive abides by the “One Family One Child” policy in accordance with regulations on the state, provincial and municipal level.

2.2.3

In the event the Executive suffers any disease or work-related injuries during the contract term, the salary for her sick leaves, disease relief fees and other fees for medical treatment provided shall be implemented according to the standard not lower than the State, provincial and municipal mandatory standards.

2.2.4

In the event of the Executive’s demise, whether it is work-related, such relevant compensations shall be paid by the social security or the Company respectively in accordance with regulations as stipulated by the State or the municipality thereof.

2.2.5

During the period which the Company stops operation and production due to reasons not attributable to the Executive, benefits for various leaves, social insurance and medical treatment entitled to the Executive in accordance with regulations as stipulated by the State shall remain unchanged.

2.2.6	The employee has 14 days paid annual leave to serve the company in the position of VP.

2.2.7	Other social welfares and benefits which the Executive may enjoy shall be implemented in accordance with the rules and regulations promulgated by the Company according to laws and regulations.

2.3

The Executive shall pay individual taxes pursuant to regulations of the competent tax authorities, and the Company shall deduct a corresponding amount from the monthly salary of the Executive and pay such amount on behalf of the latter to the relevant tax authorities.

3.	Term and Termination

3.1	The term of this Agreement is for a period of 3 years, beginning on June 1, 2009 and terminating on June 30, 2012.

If neither Party notifies the other Party regarding termination of the Agreement 30 days before such expires, this Agreement shall be extended for another 3 years automatically.

3.2	The Executive, by notice to the Company 30 days in advance, may terminate this Agreement if one of following with respect to the Company occurs:

(1)	Failure to provide work protection or conditions as agreed to in this Agreement;

(2)	Failure to pay compensation or reimbursement in full and on time;

(3)	Failure to contribute social insurance fees on behalf of the Executive;

(4)	Establishing regulations in violation of laws and regulations which are detrimental to the Executive;

(5)	Liquidation, bankruptcy or other events that would entitle the Executive to terminate the Agreement as stated by laws and regulations.

If the Company coerces the Executive to perform through violence, threat or other illegal and restraining method, or directs the Executive to work under conditions that are in violation of relevant regulations and detrimental to the Executive’s personal safety, the Latter is entitled to terminate the Agreement immediately without any advanced notice to the Company.

3.3	The Company may terminate the agreement immediately without paying any compensation if one of the following with respect to Executive occurs.

(1)	proved to be not qualified for this position during the probation period;

(2)	materially breaching Yayi Group’s rules and regulations and the refusal to carry out the written instructions by the Board of Directors of Yayi International;

(3)

intentional fraud and dishonest actions by the Executive (“dishonest" shall mean the Executive's knowingly making of a material misstatement to the Board of Directors for the purpose of obtaining direct personal benefit);

(4)

establishing an employment relationship during the term of this Agreement by the Executive with another company, causing negative impact on the process of completing the duties stated herein under this Agreement or refusing to remediate the damages after being requested by the Company;

(5)	conviction of any crime by the Executive

3.4	The Company, by written notice to the Executive 30 days in advance or paying an extra month salary to the Executive, may terminate the agreement if one the following with respect to Executive occurs.

(1)	Failure to conduct the original work or the work assigned alternatively by the Company after the medical treatment period resulted from an illness or non-work related injuries;

(2)	Incompetent for the work even after additional training procedures or being assigned to another position;

(3)

Conditions based upon which this Agreement is signed have materially changed which make it impracticable to perform, and after negotiations between the Company and the Executive no agreement as to modification of this Agreement can be reached.

4.	Confidential Information and Non-compete

The Executive agrees to enter into a separate standard “Confidentiality, Non-compete and Intellectual Property Agreement” with the Company and fulfill her obligations thereof.

5.	Liability for Breach

If either Party to this Agreement is under any of the following circumstances, the Party shall be liable for breach of the Agreement:

(a)	The Company violates the provisions of the Agreement and unilaterally terminate this Agreement, unless otherwise provided by this Agreement;

(b)	The Executive resigns without consent from the Company.

Either Party in breach of this Agreement shall pay the other Party damages. The standard damages shall be equal to twice of the salary the Executive has actually received in the month prior to the date of breach.

If the damages as provided above are insufficient to cover losses incurred by the other Party, the breaching Party shall compensate the other Party for the actual loss caused by such breach.

The Executive warrants (1) that all the relevant information she provides to the Company, including without limitations her identification, address, academic credentials, work experiences and professional skills are true and accurate; (2) that, by working for the Company and by entering into this Agreement with the Company, the Executive does not violate any agreement on confidentiality or non-competition entered into with her previous employer or any other company or individual. If the Executive breaches this warranty, the Company has the right to rescind this Agreement and demand that the Executive compensate the Company for any losses due to such breach.

6.	Miscellaneous Provisions

6.1

All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his/her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Article 6.1. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

If to the Executive:
Address:

If to the Company:
Address: D1-4, Xinmao Technology Zone, Huayuan Industrial Park, 16 Rongyuan Road, Nankai District,
Tianjin, China. Zip code: 300384
Telephone: +8622 5859 8970

6.2

In the event of any claims, litigation or other proceedings arising under this Agreement (including, among others, arbitration under Article 3.4), the Executive shall be reimbursed by the Company within thirty (30) days after delivery to the Company of statements for the costs incurred by the Executive in connection with the analysis, defense and prosecution thereof, including reasonable attorneys' fees and expenses; provided, however, that Executive shall reimburse the Company for all such costs if it is determined by a non-appealable final decision of a court of law that the Executive acted in bad faith with the intent to cause material damage to the Company in connection with any such claim, litigation or proceeding.

6.3	The Company, shall to the fullest extent permitted by law, indemnify the Executive for any liability, damages, losses, costs and expenses arising out of alleged or actual claims (collectively, "Claims") made against the Executive for any actions or omissions as an officer and/or director of the Company or its subsidiary. To the extent that the Company obtains director and officers insurance coverage for any period in which the Executive was an officer, director or consultant to the Company, the Executive shall be a named insured and shall be entitled to coverage thereunder.

6.4	All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of China applicable to agreements made and to be performed entirely in Tianjin, China.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Signed by:

/s/ Liu Li
Director/CEO

Signed by:

/s/ Fung Shek